                                                                    Exhibit 99.1

(CENTERPOINT ENERGY(R) LOGO)                        For more information contact
                                                    MEDIA:
                                                    LETICIA LOWE
                                                    Phone 713.207.7702
                                                    INVESTORS:
                                                    MARIANNE PAULSEN
                                                    Phone 713.207.6500

                                                                     Page 1 of 2

FOR IMMEDIATE RELEASE
.................................................................................


                   CENTERPOINT ENERGY ANNOUNCES REDEMPTION OF
                 2.875 PERCENT CONVERTIBLE SENIOR NOTES DUE 2024
               AND EXTENSION OF PURCHASE OPTION FOR 2.875 PERCENT
                        CONVERTIBLE SENIOR NOTES DUE 2024

     HOUSTON - DECEMBER 21, 2006 - CenterPoint Energy, Inc. (NYSE: CNP) today announced the planned redemption of all outstanding 2.875 percent Convertible Senior Notes due 2024 on January 22, 2007 (Redemption Date). The redemption price will be $1,000 in cash, plus accrued and unpaid interest, including contingent interest, if any, to the Redemption Date.

     The amount of regular interest that will be payable with respect to the notes on the Redemption Date is $0.559 per $1,000 principal amount. Pursuant to the indenture governing the notes, the amount of contingent interest that will be payable with respect to the notes on the Redemption Date, if any, will be determined by reference to the average trading price of the notes for the five business days ending on January 11, 2007.

     The notes, which become convertible upon a call for redemption, are convertible into cash or, at CenterPoint Energy's option, a combination of cash and shares of CenterPoint Energy's common stock. The current conversion rate of the notes is 79.8969 shares of CenterPoint Energy's common stock per $1,000 principal amount of the notes, so long as specified conditions are met and subject to adjustments under certain circumstances. The notes may be converted at any time before 5 p.m. EST on the Redemption Date. Notes that are not converted prior to that time, or for which a notice of conversion is withdrawn, will be redeemed. CenterPoint Energy will satisfy its conversion obligation by paying an amount in cash equal to the lesser of the aggregate principal amount of notes converted and CenterPoint Energy's conversion obligation, and by delivering shares of CenterPoint Energy's common stock to the extent that the conversion obligation exceeds the aggregate principal amount of notes being converted. On the Redemption Date, the notes will be redeemed unless (i) holders surrender their notes for purchase in accordance with the Company Notice previously delivered to holders and such notes are not withdrawn or (ii) such notes are converted prior to 5:00 EST on the Redemption Date and the conversion request is not withdrawn.

     Holders of notes at 5 p.m. EST on January 1, 2007, the regular record date for the January 15, 2007 interest payment on the notes, will receive interest in the amount of $14.375 per $1,000 principal amount of notes payable on January 15, 2007. Notes surrendered for conversion by holders during the period from 5 p.m. EST on January 1, 2007 to 9 a.m. EST on January 15, 2007, must be accompanied by a payment of $14.375 per $1,000 principal amount of notes surrendered for conversion, which amount equals the regular interest payment that the holder is to receive on such notes. Holders that submit notes for conversion after 9 a.m. EST on January 15, 2007, need not submit any interest payment in connection with the conversion.

(CENTERPOINT ENERGY(R) LOGO)                        For more information contact
                                                    MEDIA:
                                                    LETICIA LOWE
                                                    Phone 713.207.7702
                                                    INVESTORS:
                                                    MARIANNE PAULSEN
                                                    Phone 713.207.6500

                                                                     Page 2 of 2

FOR IMMEDIATE RELEASE
.................................................................................


     CenterPoint Energy also today announced the extension of the period during which holders may exercise their option to require CenterPoint Energy to purchase their 2.875 percent Convertible Senior Notes due 2024 by delivering a purchase notice to The Bank of New York, the paying agent, until midnight EST on Friday, January 12, 2007. The purchase option had been scheduled to expire at 5 p.m. EST on January 12, 2007. All terms and conditions of the Company Notice, Purchase Notice and related materials distributed to the holders continue to apply to the purchase option, as extended.

     CenterPoint Energy plans to file an amendment to its Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today.

     This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell any notes. The tender offer is being made only pursuant to the Company Notice dated December 14, 2006, and the related materials that CenterPoint Energy has distributed to note holders through the Depository Trust Company and filed with the Securities and Exchange Commission. Holders of the notes should read carefully the Company Notice dated December 14, 2006, and the related materials, as revised by the amendments thereto filed with the Securities and Exchange Commission on the date hereof, because they contain important information, including the various terms of and conditions to the tender offer. Holders of the notes and other interested parties may obtain a free copy of the Company Notice dated December 14, 2006, and the related materials that CenterPoint Energy has filed with the Securities and Exchange Commission, as amended on the date hereof at www.SEC.gov, at the company's website, www.CenterPointEnergy.com, or from CenterPoint Energy, Inc. at 1111 Louisiana, Houston, Texas 77002, Attn:
Investor Relations. Note holders are encouraged to read these materials carefully prior to making any decision with respect to the purchase option.

     CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution, competitive natural gas sales and services, and pipeline and field services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total approximately $17 billion. With about 9,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit the Web site at www.CenterPointEnergy.com.

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